As filed with the Securities and Exchange Commission on October 18, 1995
                         Registration No. 33-63231

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            ____________________

                             Amendment No. 1 to
                                  Form S-3
                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933

                            ____________________

                       SEQUENT COMPUTER SYSTEMS, INC.
           (Exact name of registrant as specified in its charter)

                            ____________________

            OREGON                                      93-0826369
(State or other jurisdiction                           (IRS Employer
of incorporation or organization)                   Identification No.)

15450 SW Koll Parkway
Beaverton, Oregon                                       97006-6063
(Address of Principal                                   (Zip Code)
Executive Offices)
                            ____________________

                              Robert S. Gregg
                Senior Vice President of Finance and Legal,
                   Treasurer and Chief Financial Officer
                       Sequent Computer Systems, Inc.
                           15450 SW Koll Parkway
                          Beaverton, OR 97006-6063
                  (Name and address of agent for service)

Telephone number, including area code, of agent for service:  (503) 626-5700

                                  Copy to:

                             Margaret Hill Noto
                                Stoel Rives
                      900 SW Fifth Avenue, Suite 2300
                        Portland, Oregon 97204-1268

      Approximate date of commencement of proposed sale to the public:
     As soon as practicable after this registration becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

                               CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------
                                            Proposed    Proposed     Amount
                                            Maximum     Maximum        of
                            Amount          Offering    Aggregate    Regis-
Title of Securities         to Be           Price Per   Offering     tration
 to Be Registered         Registered        Share(1)    Price(1)       Fee
---------------------------------------------------------------------------
Common Stock, $.01
 par value               150,000 Shares   $19.1875   $2,878,125       $993
---------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The calculation of the registration fee is based on $19.1875, which was the average of the high and low prices of the Common Stock on October 3, 1995 as reported in The Wall Street Journal for Nasdaq National
       Market Issues.
----------------------------------------------------------------------------

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                           CROSS-REFERENCE SHEET

          SHOWING LOCATION IN THE PROSPECTUS OF ITEMS OF FORM S-3

                                                          Caption or
Registration Statement Item and Heading             Location in Prospectus
--------------------------------------              ----------------------
1.  Forepart of the Registration
    Statement and Outside Front
    Cover Page of Prospectus............            First Page of Prospectus

2.  Inside Front and Outside Back
    Cover Pages of Prospectus...........            Available Information

3.  Summary Information, Risk
    Factors and Ratio of
    Earnings to Fixed Charges...........            The Company

4.  Use of Proceeds.....................            Not Applicable

5.  Determination of Offering Price.....            Not Applicable

6.  Dilution............................            Not Applicable

7.  Selling Security Holders............            Selling Shareholders

8.  Plan of Distribution................            Plan of Distribution

9.  Description of Securities to be
    Registered..........................            Not Applicable

10. Interests of Named Experts and
    Counsel.............................            Not Applicable

11. Material Changes....................            Not Applicable

12. Incorporation of Certain Documents
    by Reference........................            Incorporation of
                                                    Certain Documents by
                                                    Reference

13. Disclosure of Commission Position
    on Indemnification for
    Securities Act Liabilities..........            Not Applicable

PROSPECTUS

                       SEQUENT COMPUTER SYSTEMS, INC.

                           _______ Common Shares
                              ($.01 par value)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The Common Stock of Sequent Computer Systems, Inc.
(the "Company") offered hereby (the "Shares") may be sold by certain shareholders of the Company (the "Selling
Shareholders"). The Company will not receive any of the proceeds from the offering.

            The Common Stock of the Company is traded on the Nasdaq National Market System. On October 19, 1995, the closing price for the Common Stock as reported in The Wall
Street Journal was $_____ per share.

            The Shares may be offered or sold from time to time by the Selling Shareholders at market prices then prevailing, in negotiated transactions or otherwise. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. See "Plan of Distribution."
                            ____________________

            No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.
                            ____________________

            Neither the delivery of this Prospectus nor any sale
made hereunder shall, under any circumstances, create any
implication that there has been no change in the affairs of the
Company since the respective dates as to which information has been given herein.
                            ____________________

            The date of this Prospectus is October 20, 1995.

                                THE COMPANY

            The Company's principal executive offices are located at 15450 SW Koll Parkway, Beaverton, Oregon 97006-6063. Its telephone number is (503) 626-5700. References herein to the "Company" are to Sequent Computer Systems, Inc. and its wholly-owned subsidiaries unless the context indicates otherwise.


                           AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements, and other information concerning the Company may be inspected and copies may be obtained at prescribed rates at the offices of the SEC, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as at the following regional offices: 75 Park Place, 14th Floor, New York, New York 10007; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto, which are available for inspection at no fee at the public reference section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549.

            The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request to John Eldridge, Investor Relations, Sequent Computer Systems, Inc., 15450 SW Koll Parkway, Beaverton, Oregon 97006-6063, telephone (503) 626-5700, copies of any and all of the information that has been incorporated by reference into this Prospectus, other than exhibits to such information unless such exhibits are specifically incorporated by reference therein. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents or portions of documents incorporated by reference into this Prospectus.

                            SELLING SHAREHOLDERS

            The following table sets forth certain information provided to the Company by the Selling Shareholders.

                                Common Stock
                                 beneficially            Common Shares
Name of Selling                  owned as of             offered by this
  Shareholder                  October 20, 1995             Prospectus
---------------                ----------------          -------------

Peter John Blankespoor

Ulka Robert William Douma

Michiel Adriaan Koekoek


                            PLAN OF DISTRIBUTION

            The Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be on the Nasdaq National Market System or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal, in a market maker capacity or otherwise, and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. The Selling Shareholders, such brokers or dealers, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "1933 Act") in connection with such sales.

            Upon the Company being notified by a Selling
Shareholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade or any other purchase by a broker or dealer as principal, other than a purchase as a market maker in an ordinary trading transaction, a supplemented prospectus will be filed, if required, pursuant to Rule 424 under the 1933 Act, disclosing
(i) the name of such Selling Shareholder and of the participating brokers or dealers, (ii) the number of Shares involved, (iii) the price at which such Shares will be sold,
(iv) the commission paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed with the SEC are incorporated herein by reference:

            1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994 filed pursuant to
                  Section 13 of the Securities Exchange Act of
                  1934, as amended (the "1934 Act");

            2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995 and the Company's Current Report on Form 8-K dated October 19, 1995 filed pursuant to
                  Section 13 of the 1934 Act; and

            3. The description of the Common Stock contained in the Company's registration statement under section 12 of the 1934 Act, Form 8-A, including any amendment or report updating such description.

            All reports and other documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, and 15(d) of the 1934 Act prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


                                   EXPERTS

            The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                                   PART II

                 INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.
            -------------------------------------------

            All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of these expenses:

            Registration fee........................  $  993.00

            Legal fees..............................   5,000.00*

            Accounting Fees.........................   1,500.00*

            Miscellaneous...........................     507.00*
                                                      ---------
                  Total.............................  $8,000.00
                                                      =========
            --------------------
            *Estimated

Item 15.    Indemnification of Directors and Officers.
            -----------------------------------------

            Article X of the Company's Articles of Incorporation provides for indemnification of directors to the fullest extent not prohibited by the Oregon Business Corporation Act. The Bylaws also contain indemnification provisions. The effects of the Articles, Bylaws and the Oregon Business Corporation Act (the "Indemnification Provisions") are summarized as follows:

            (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had not reasonable cause to believe the conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

            (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorneys' fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

            (c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

            (d)  Because the limits of permissible
      indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

            Section 10.6 of the Company's Bylaws provides that the Company will advance to a director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director or officer affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

            The Company's Articles and Bylaws provide that the Company may, in the discretion of the Board of Directors, indemnify and advance expenses to officers and employees to the same extent that directors are entitled to indemnification and advancement of expenses.

            The Company may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities.

            The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16.    Exhibits.
            --------

            4A. Articles of Incorporation, as amended, of the Company. Incorporated by reference to Exhibit

                  4A of the Company's Registration Statement on
                  Form S-8, File No. 33-39315.

            4B.   Bylaws, as amended, of the Company.
                  Incorporated by reference to Exhibit 4B of the Company's File No. 33-39315.

            *5.   Opinion of Counsel.

            *23.  Independent Accountants' Consent.

            *24.  Power of Attorney.

            *Previously filed with the Registration Statement.

Item 17.    Undertakings.
            ------------

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)   To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on October 18, 1995.

                                   SEQUENT COMPUTER SYSTEMS, INC.


                                   By  ROBERT S. GREGG
                                       ---------------------------------
                                       Robert S. Gregg,
                                       Sr. Vice President of Finance and
                                       Legal and Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on this 18th day of October, 1995.

              Signature                                       Title
              ---------                                       -----

(1) Principal Executive Officer:

    *KARL C. POWELL, JR.                       Chairman, President,
     ---------------------------               Chief Executive Officer
     Karl C. Powell, Jr.                       and Director


(2)  Principal Financial and
     Accounting Officer:

     ROBERT S. GREGG                           Sr. Vice President of
     ---------------------------               Finance and Legal
     Robert S. Gregg                           and Chief Financial
                                               Officer


(3)  Directors:

    *DAVID R. HATHAWAY                         Director
     ---------------------------
     David R. Hathaway

    *ROBERT C. MATHIS                          Director
     ---------------------------
     Robert C. Mathis

    *MICHAEL S. SCOTT MORTON                   Director
     ---------------------------
     Michael S. Scott Morton

    *ROBERT W. WILMOT                          Director
     ---------------------------
     Robert W. Wilmot




    *By ROBERT S. GREGG
        ---------------------------------
         Robert S. Gregg, Attorney-in-Fact

                     CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 25, 1995, which appears on page 42 of the 1994 Annual Report to Shareholders of Sequent Computer Systems, Inc., which is incorporated by reference in Sequent Computer Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-6 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP

Portland, Oregon
October 5, 1995

                                EXHIBIT INDEX

                                                                  Sequential
Exhibit                                                              Page
Number         Document Description                                 Number
-------        --------------------                               ----------

4A             Articles of Incorporation, as                          --
               amended, of Sequent Computer
               Systems, Inc. (the "Company")
               (Incorporated by reference to
               Exhibit 4A to the Company's
               Registration Statement on Form S-8,
               File No. 33-63972).

4B             Bylaws of the Company, as                              --
               amended (Incorporated by
               reference to Exhibit 4B to
               the Company's Registration
               Statement on Form S-8, File
               No. 33-39315).

*5             Opinion of Counsel.

*23A           Consent of Price Waterhouse LLP
               (see  page II-7).

*23B           Consent of Stoel Rives
               (see Exhibit 5).

*24            Powers of Attorney.

*Previously filed with this registration statement.